Exhibit 99

Alcoa Corporation Reports Fourth Quarter 2016 Results

Total Segment Profit and Cash Grew Sequentially on Higher Alumina and Aluminum Pricing

NEW YORK--(BUSINESS WIRE)--January 24, 2017--Alcoa Corporation (NYSE:AA):

4Q 2016 Results1

  Net loss of $125 million, or $(0.68) per share, as a result of costs to streamline portfolio
  Excluding special items, adjusted net income of $26 million, or $0.14 per share
  Adjusted earnings before interest, tax, depreciation, and amortization (EBITDA), excluding special items of $335 million, up 18 percent sequentially on rising alumina pricing
  Revenue of $2.5 billion, up 9 percent sequentially, reflecting higher volume in the Company’s rolled products business, and higher alumina pricing
  $853 million cash balance and $1.4 billion of debt for net debt of $0.6 billion as of December 31, 2016

$M, except per share amounts	3Q16	4Q16	FY15	FY16
Revenue	$2,329	$2,537	$11,199	$9,318
Net loss attributable to Alcoa Corporation	$(10)	$(125)	$(863)	$(400)
Earnings per share attributable to Alcoa Corporation	$(0.06)	$(0.68)	$(4.73)	$(2.19)
Adjusted (loss) income	$(95)	$26	$103	$(227)
Adjusted earnings per share	$(0.52)	$0.14	$0.57	$(1.24)
Adjusted EBITDA excluding special items	$284	$335	$1,840	$1,108

______________________________________________________________________________

1 Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial results of Alcoa Corporation for full year 2015 and the first ten months of 2016 (including the third quarter 2016 and the first month of the fourth quarter 2016) were also prepared on a carve-out basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations, financial position, and cash flows had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 registration statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

______________________________________________________________________________

Alcoa Corporation (NYSE:AA), a global leader in bauxite, alumina, and aluminum products, today reported fourth quarter 2016 results that reflect profit growth at the combined segment level and an improved cash position, driven by higher alumina and aluminum pricing.

Since launching as an independent company on November 1, 2016, Alcoa has increased its cash position by $198 million and closed the fourth quarter 2016 with a cash balance of $853 million.

“Alcoa’s first reporting period as a new, standalone, publicly-traded company points to our ability to deliver shareholder value,” said Roy Harvey, Chief Executive Officer of Alcoa. “Rising alumina and aluminum prices improved the bottom line, our alumina segment had exceptional profit growth in a stronger market environment and doubled margins, while our bauxite business also increased profits and reported robust margins. In addition, we continued to streamline our portfolio and generated cash to strengthen the balance sheet.”

Mr. Harvey added: “We’ve entered 2017 focused on our strategic priorities. We will reduce complexity and costs across Alcoa, remain disciplined with cash, and focus on smart investments with strong returns.”

In fourth quarter 2016, Alcoa reported a net loss of $125 million, or $(0.68) per share. Results include $151 million of special items primarily related to the permanent closure of Suralco’s refinery and mines in Suriname and the impairment of Alcoa of Australia Limited’s (AofA) interests in a Western Australia (WA) gas field. Fourth quarter 2016 results compare to a net loss of $10 million, or $(0.06) per share, in third quarter 2016.

Excluding the impact of special items, fourth quarter 2016 adjusted net income was $26 million, or $0.14 per share. In third quarter 2016, Alcoa reported an adjusted net loss of $95 million, or $(0.52) per share, excluding special items.

Alcoa reported fourth quarter 2016 adjusted EBITDA excluding special items of $335 million, up 18 percent from third quarter 2016. Higher alumina and metal prices drove the sequential change in adjusted EBITDA, more than offsetting increased costs primarily tied to energy.

In fourth quarter 2016, Alcoa reported revenue of $2.5 billion, up 9 percent sequentially, reflecting higher volumes in the Company’s rolled products business, as well as rising alumina and aluminum pricing.

In the fourth quarter, the Company achieved a seasonal low of 13 days working capital.

2016 Full-Year Results

In 2016, Alcoa reported a net loss of $400 million, or $(2.19) per share. Excluding special items, the Company reported an adjusted net loss of $227 million, or $(1.24) per share. The full year net loss was driven largely by costs associated with portfolio restructuring decisions, including the closure of the Warrick smelter and the Suralco refinery and mines, and the impairment of the WA gas field.

Adjusted EBITDA excluding special items for 2016 was $1.1 billion, compared to $1.8 billion in 2015, due to lower alumina and aluminum pricing during the first three quarters and incremental costs to operate the Warrick, IN rolling mill as a cold metal plant, partially offset by net productivity improvements. Revenue in 2016 was $9.3 billion, down 17 percent from 2015, reflecting lower pricing and volumes in alumina and aluminum, slightly offset by higher third-party bauxite shipments.

In 2016, Alcoa invested in return-seeking capital projects of $82 million, and controlled sustaining capital expenditures to $322 million. Return on capital in 2016 was 5.3 percent.

4Q 2016 Business Update

In the fourth quarter, Alcoa continued to successfully build its third-party bauxite business and to further streamline its portfolio.

  AofA secured its first major bauxite export contract out of Western Australia (WA), and was granted approval to export up to 2.5 million metric tons per annum of bauxite for five years to third-party customers.
  Alcoa announced the permanent closure of the Suralco alumina refinery and bauxite mines in Suriname, which have been fully curtailed since November 2015. Alcoa also impaired AofA’s interests in a WA gas field. Alcoa determined that the completed exploration activities do not support the current carrying value. AofA and Suralco are part of the Alcoa World Alumina and Chemicals group of companies owned 60 percent by Alcoa and 40 percent by Alumina Limited.

Early this month, Alcoa announced that it will restart capacity at the Portland Aluminium smelter in Australia that had been lost due to a December power outage. Portland Aluminium is an unincorporated joint venture between AofA (55 percent), CITIC Nominees Pty Ltd (22.5 percent), and Marubeni Aluminium Australia Pty Ltd (22.5 percent).

Market Update

For 2017, the Company projects relatively balanced global bauxite and alumina markets and a modest global aluminum surplus of 400 thousand to 800 thousand metric tons. Alcoa is projecting 2017 global aluminum demand growth of 4 percent over 2016.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time (ET) on Tuesday, January 24, 2017 to present fourth quarter 2016 results and discuss the business and market outlook for 2017.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing at approximately 4:15 PM ET on January 24, 2017 on the same website. Call information and related details are available under the “Investors” section at www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina and aluminum, and supply/demand balances; statements, projections or forecasts of future financial results or operating performance; and statements about strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) changes in discount rates or investment returns on pension assets; (g) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (i) political, economic, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (k) the impact of cyberattacks and potential information technology or data security breaches; and (l) the other risk factors discussed in Alcoa Corporation’s registration statement on Form 10 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2015(2)	2016(2),(3)	2016(2)
Sales	$2,451	$2,329	$2,537

Cost of goods sold (exclusive of expenses below)	2,157	1,968	2,123
Selling, general administrative, and other expenses	92	92	92
Research and development expenses	15	8	7
Provision for depreciation, depletion, and amortization	186	181	182
Restructuring and other charges	686	17	209
Interest expense	62	67	46
Other expenses (income), net	51	(106)	1
Total costs and expenses	3,249	2,227	2,660

(Loss) income before income taxes	(798)	102	(123)
Provision for income taxes	92	92	6

Net (loss) income	(890)	10	(129)

Less: Net (loss) income attributable to noncontrolling interest	(64)	20	(4)

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(826)	$(10)	$(125)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net loss	$(4.52)	$(0.06)	$(0.68)
Average number of shares	182,471,195	182,471,195	182,688,806

Diluted:
Net loss	$(4.52)	$(0.06)	$(0.68)
Average number of shares	182,471,195	182,471,195	182,688,806

Shipments of aluminum products (metric tons)	819,000	761,000	852,000

(1)	The respective basic and diluted earnings per share for the quarters ended December 31, 2015 and September 30, 2016 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature. Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding common stock.

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarters ended December 31, 2015 and September 30, 2016 and for the month of October 2016 included in the quarter ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

(3)	In preparing the Statement of Consolidated Operations for the year ended December 31, 2016, management discovered that the amount of Cost of goods sold previously reported for the quarter ended September 30, 2016 included an immaterial error due to an under-allocation of LIFO expense of $4. As a result, management has revised Cost of goods sold from the $1,964 previously reported to $1,968 and Net loss attributable to Alcoa Corporation from the $(6) previously reported to $(10).

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Year ended
	December 31,
	2015(2)	2016(2),(3)
Sales	$11,199	$9,318

Cost of goods sold (exclusive of expenses below)	9,039	7,898
Selling, general administrative, and other expenses	353	359
Research and development expenses	69	33
Provision for depreciation, depletion, and amortization	780	718
Restructuring and other charges	983	318
Interest expense	270	243
Other expenses (income), net	42	(89)
Total costs and expenses	11,536	9,480

Loss before income taxes	(337)	(162)
Provision for income taxes	402	184

Net loss	(739)	(346)

Less: Net income attributable to noncontrolling interest	124	54

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(863)	$(400)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net loss	$(4.73)	$(2.19)
Average number of shares	182,471,195	182,538,152

Diluted:
Net loss	$(4.73)	$(2.19)
Average number of shares	182,471,195	182,538,152

Common stock outstanding at the end of the period	–	182,930,995

Shipments of aluminum products (metric tons)	3,227,000	3,147,000

(1)	The basic and diluted earnings per share for the year ended December 31, 2015 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature. Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding common stock.

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the year ended December 31, 2015 and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

(3)	In preparing the Statement of Consolidated Operations for the year ended December 31, 2016, management discovered that the amount of Cost of goods sold previously reported for the nine months ended September 30, 2016 included an immaterial error due to an under-allocation of LIFO expense of $14. As a result, management has revised Cost of goods sold from the $5,761 previously reported to $5,775 and Net loss attributable to Alcoa Corporation from the $(261) previously reported to $(275) for the nine months ended September 30, 2016, the effects of which are included in the Statement of Consolidated Operations for the year ended December 31, 2016.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31, 2015(1)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$557	$853
Receivables from customers	380	668
Other receivables	124	166
Inventories	1,172	1,160
Prepaid expenses and other current assets	333	334
Total current assets	2,566	3,181

Properties, plants, and equipment	22,118	22,550
Less: accumulated depreciation, depletion, and amortization	12,728	13,225
Properties, plants, and equipment, net	9,390	9,325
Investments	1,472	1,358
Deferred income taxes	589	741
Fair value of derivative contracts	997	468
Other noncurrent assets	1,399	1,661
Total assets	$16,413	$16,734

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,379	$1,472
Accrued compensation and retirement costs	313	456
Taxes, including income taxes	136	147
Other current liabilities	558	746
Long-term debt due within one year	18	21
Total current liabilities	2,404	2,842
Long-term debt, less amount due within one year	207	1,424
Accrued pension benefits	359	1,834
Accrued other postretirement benefits	78	1,166
Asset retirement obligations	539	604
Environmental remediation	207	264
Noncurrent income taxes	508	307
Other noncurrent liabilities and deferred credits	598	603
Total liabilities	4,900	9,044

EQUITY
Alcoa Corporation shareholders’ equity:
Parent Company net investment	11,042	–
Common stock	–	2
Additional capital	–	9,511
Retained deficit	–	(104)
Accumulated other comprehensive loss	(1,600)	(3,761)
Total Alcoa Corporation shareholders' equity	9,442	5,648
Noncontrolling interest	2,071	2,042
Total equity	11,513	7,690
Total liabilities and equity	$16,413	$16,734

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial position of Alcoa Corporation as of December 31, 2015 was prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s financial position had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year ended December 31,
	2015	2016
CASH FROM OPERATIONS
Net loss	$(739)	$(346)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	780	718
Deferred income taxes	86	(45)
Equity income, net of dividends	158	41
Restructuring and other charges	983	318
Net gain from investing activities – asset sales	(32)	(164)
Net periodic pension benefit cost	67	68
Stock-based compensation	35	28
Other	41	(22)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	130	(223)
Decrease in inventories	212	43
Decrease (increase) in prepaid expenses and other current assets	58	(43)
(Decrease) increase in accounts payable, trade	(156)	6
(Decrease) in accrued expenses	(311)	(329)
(Decrease) in taxes, including income taxes	(32)	(148)
Pension contributions	(69)	(66)
(Increase) in noncurrent assets(1)	(356)	(208)
Increase in noncurrent liabilities	20	61
CASH PROVIDED FROM (USED FOR) OPERATIONS	875	(311)

FINANCING ACTIVITIES
Net transfers from (to) Parent Company	(34)	802
Cash provided at separation to Parent Company(2)	–	(1,072)
Net change in short-term borrowings (original maturities of three months or less)	–	(4)
Payments on debt (original maturities greater than three months)	(24)	(34)
Proceeds from exercise of employee stock options	–	10
Contributions from noncontrolling interest	2	48
Distributions to noncontrolling interest	(106)	(233)
CASH USED FOR FINANCING ACTIVITIES	(162)	(483)

INVESTING ACTIVITIES
Capital expenditures	(391)	(404)
Proceeds from the sale of assets and businesses(3)	70	112
Additions to investments	(63)	(3)
Sales of investments	–	146
Net change in restricted cash(2)	–	1,226
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(384)	1,077

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(38)	13
Net change in cash and cash equivalents	291	296
Cash and cash equivalents at beginning of year	266	557
CASH AND CASH EQUIVALENTS AT END OF YEAR	$557	$853

(1)

The (Increase) in noncurrent assets line item for the year ended December 31, 2015 and 2016 includes a $300 and $200, respectively, prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa Corporation’s majority-owned subsidiary, Alcoa of Australia Limited.

(2)	In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $1,250 in new senior notes in preparation for the separation of the Company from its former parent company (completed on November 1, 2016). The net proceeds of $1,228 from the debt issuance, along with $81 of cash on hand from the former parent company (see below), were required to be placed into escrow contingent on the completion of the separation transaction. As a result, the issuance of the debt and the increase in restricted cash both in the amount of $1,228 were not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2016 as these represent noncash financing and investing activities, respectively. The $81 represented the necessary cash to fund the redemption of the notes, pay all regularly scheduled interest on the notes through a specified date defined in the notes, and a premium on the principal of the notes if the separation had not been completed by a certain time as defined in the notes. The subsequent release of the $1,228 from escrow was reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2016 as a cash inflow in the Net change in restricted cash line item. The majority of this amount was paid to Alcoa Corporation’s former parent company in conjunction with the completion of the separation transaction.

(3)	Proceeds from the sale of assets and businesses for the year ended December 31, 2016 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of an ownership stake in a smelter in the United States.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; alumina and aluminum production and shipments in thousands of metric tons [kmt])

	4Q15	2015	1Q16	2Q16	3Q16	4Q16	2016
Bauxite:
Bauxite production (million bone dry metric tons)	11.7	45.3	11.3	10.8	11.1	11.8	45.0
Third-party sales	$16	$71	$44	$87	$93	$91	$315
Intersegment sales	$285	$1,160	$175	$182	$192	$202	$751
Depreciation, depletion, and amortization	$21	$94	$17	$19	$21	$20	$77
Income taxes	$32	$103	$16	$23	$22	$26	$87
After-tax operating income (ATOI)	$77	$258	$44	$57	$55	$56	$212

Alumina:
Alumina production (kmt)	3,856	15,720	3,330	3,316	3,310	3,295	13,251
Third-party alumina shipments (kmt)	2,713	10,755	2,168	2,266	2,361	2,276	9,071
Intersegment alumina shipments (kmt)	1,341	5,410	1,257	1,137	1,140	1,169	4,703
Third-party sales	$707	$3,343	$496	$601	$585	$618	$2,300
Intersegment sales	$357	$1,687	$292	$321	$317	$377	$1,307
Equity loss	$(14)	$(41)	$(14)	$(7)	$(9)	$(10)	$(40)
Depreciation, depletion, and amortization	$47	$202	$45	$47	$47	$47	$186
Income taxes	$4	$191	$(15)	$15	$7	$30	$37
ATOI	$19	$476	$(42)	$47	$16	$81	$102

Aluminum:
Aluminum production (kmt)	699	2,811	655	595	586	587	2,423
Third-party sales	$10	$14	$9	$6	$–	$(6)	$9
Intersegment sales	$1,052	$5,092	$987	$902	$918	$947	$3,754
Equity income	$4	$25	$4	$3	$5	$11	$23
Depreciation, depletion, and amortization	$77	$311	$76	$74	$72	$73	$295
Income taxes	$(53)	$(77)	$(26)	$(8)	$(9)	$(17)	$(60)
ATOI	$(88)	$1	$(31)	$5	$10	$(3)	$(19)

Cast Products:
Third-party aluminum shipments (kmt)	748	2,957	700	701	691	701	2,793
Intersegment aluminum shipments (kmt)	3	12	11	45	51	65	172
Alcoa Corporation’s average realized price per metric ton of aluminum	$1,802	$2,092	$1,815	$1,854	$1,873	$1,906	$1,862
Third-party sales	$1,348	$6,186	$1,270	$1,300	$1,294	$1,337	$5,201
Intersegment sales	$8	$46	$25	$81	$91	$119	$316
Equity loss	$(1)	$(37)	$–	$(3)	$(2)	$(2)	$(7)
Depreciation, depletion, and amortization	$11	$42	$10	$11	$10	$11	$42
Income taxes	$14	$49	$15	$16	$15	$14	$60
ATOI	$39	$110	$45	$44	$44	$43	$176

Energy:
Third-party sales (GWh)	1,723	6,604	1,902	1,648	1,886	1,665	7,101
Third-party sales	$92	$426	$65	$67	$77	$71	$280
Intersegment sales	$69	$297	$55	$31	$41	$41	$168
Depreciation, depletion, and amortization	$15	$61	$14	$14	$15	$14	$57
Income taxes	$14	$69	$9	$4	$7	$6	$26
ATOI	$34	$145	$24	$12	$23	$17	$76

Rolled Products:
Third-party aluminum shipments (kmt)	67	266	64	69	70	151	354
Third-party sales	$239	$993	$213	$233	$237	$386	$1,069
Equity loss	$(8)	$(32)	$(11)	$(10)	$(10)	$(9)	$(40)
Depreciation, depletion, and amortization	$5	$23	$6	$6	$5	$6	$23
Income taxes	$5	$26	$2	$(4)	$(3)	$(12)	$(17)
ATOI	$2	$20	$(4)	$(12)	$(9)	$(16)	$(41)

Reconciliation of total segment ATOI to consolidated net loss attributable to Alcoa Corporation:	4Q15	2015	1Q16	2Q16	3Q16	4Q16	2016
Total segment ATOI	$83	$1,010	$36	$153	$139	$178	$506
Unallocated amounts:
Impact of LIFO	39	107	18	(1)	1	(28)	(10)
Metal price lag	(4)	(30)	2	2	1	4	9
Interest expense	(62)	(270)	(64)	(66)	(67)	(46)	(243)
Noncontrolling interest (net of tax)	64	(124)	5	(43)	(20)	4	(54)
Corporate expense	(42)	(180)	(36)	(50)	(50)	(46)	(182)
Restructuring and other charges	(686)	(983)	(84)	(8)	(17)	(209)	(318)
Income taxes	(76)	(41)	(17)	(22)	(53)	41	(51)
Other	(142)	(352)	(70)	(20)	56	(23)	(57)
Consolidated net loss attributable to Alcoa Corporation	$(826)	$(863)	$(210)	$(55)	$(10)	$(125)	$(400)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial results of Alcoa Corporation for all periods prior to fourth quarter 2016 were prepared on such basis. Additionally, the financial results of Alcoa Corporation for the first month of fourth quarter 2016 and the first ten months of full year 2016 were also prepared on a carve-out basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations, financial position, and cash flows had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted (Loss) Income(1)	Quarter ended			Year ended
	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016

Net loss attributable to Alcoa Corporation	$(826)	$(10)	$(125)	$(863)	$(400)

Special items:
Restructuring and other charges	686	17	209	983	318
Discrete tax items(2)	62	6	(11)	149	–
Other special items(3)	75	(97)	30	103	(65)
Tax impact(4)	(16)	(6)	(22)	(96)	(25)
Noncontrolling interest impact(4)	(87)	(5)	(55)	(173)	(55)
Subtotal	720	(85)	151	966	173

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(106)	$(95)	$26	$103	$(227)

Diluted EPS(5):
Net loss attributable to Alcoa Corporation common shareholders	$(4.52)	$(0.06)	$(0.68)	$(4.73)	$(2.19)

Net (loss) income attributable to Alcoa Corporation common shareholders – as adjusted	(0.58)	(0.52)	0.14	0.57	(1.24)

Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net loss attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)

Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarters ended December 31, 2015 and September 30, 2016, for the month of October 2016 included in the quarter ended December 31, 2016, for the year ended December 31, 2015, and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

(2)	Discrete tax items include the following:
•	for the quarter ended December 31, 2015, a charge for a valuation allowance related to certain Iceland deferred tax assets ($56) and a net charge for a number of small items ($6);
•	for the quarter ended September 30, 2016, a net charge for a number of small items;
•	for the quarter ended December 31, 2016, a benefit for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change;
•	for the year ended December 31, 2015, a charge for valuation allowances related to certain Suriname and Iceland deferred tax assets ($141) and a net charge for a number of small items ($8); and
•

for the year ended December 31, 2016, a benefit for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($11) and a net charge for a number of other items ($11).

(3)	Other special items include the following:
•

for the quarter ended December 31, 2015, a write-down of inventory related to the curtailment or permanent closure of various facilities in Suriname and the United States ($59), a net unfavorable change in certain mark-to-market energy derivative contracts ($10), and costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($6);

•

for the quarter ended September 30, 2016, a gain on the sale of wharf property near the Intalco, Washington smelter ($118), costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($23), and a net favorable change in certain mark-to-market energy derivative contracts ($2);

•

for the quarter ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($19), interest expense incurred in October 2016 related to debt that was issued in September 2016 in preparation for the separation of Alcoa Corporation from its former parent company (completed on November 1, 2016) ($8), a net unfavorable change in certain mark-to-market energy derivative contracts ($2), and an inventory adjustment at a curtailed refinery in the United States ($1);

•

for the year ended December 31, 2015, a write-down of inventory related to the curtailment or permanent closure of various facilities in Suriname, the United States, Brazil, and Australia ($90), a net unfavorable change in certain mark-to-market energy derivative contracts ($30), a gain on the sale of land in the United States ($29), and costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($12); and

•

for the year ended December 31, 2016, a gain on the sale of wharf property near the Intalco, Washington smelter ($118), costs associated with the separation of Alcoa Corporation from its former parent company ($73), a gain on the sale of an equity investment in a natural gas pipeline in Australia ($27), a benefit for an arbitration recovery related to a 2010 fire at the Iceland smelter ($14), interest expense incurred in October 2016 related to debt that was issued in September 2016 in preparation for the separation of Alcoa Corporation from its former parent company (completed on November 1, 2016) ($8), a write-down of inventory related to the permanent closure of a smelter in the United States and adjustments two previously curtailed facilities ($7), and a net unfavorable change in certain mark-to-market energy derivative contracts ($6).

(4)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partners’ share of certain special items.

(5)

In any given period, the average number of shares applicable to diluted EPS for Net loss attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net (loss) income attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator.

Specifically, for the quarter ended December 31, 2016, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 184,448,353 and for the year ended December 31, 2016, no additional share equivalents were dilutive based on Net loss attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 182,538,152.

Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding common stock. As such, the respective basic and diluted EPS related to both Net loss attributable to Alcoa Corporation and Net (loss) income attributable to Alcoa Corporation – as adjusted for the quarters ended December 31, 2015 and September 30, 2016 and for the year ended December 31, 2015 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA(1)	Quarter ended			Year ended
	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016

Net loss attributable to Alcoa Corporation	$(826)	$(10)	$(125)	$(863)	$(400)

Add:
Net (loss) income attributable to noncontrolling interests	(64)	20	(4)	124	54
Provision for income taxes	92	92	6	402	184
Other expenses (income), net	51	(106)	1	42	(89)
Interest expense	62	67	46	270	243
Restructuring and other charges	686	17	209	983	318
Provision for depreciation, depletion, and amortization	186	181	182	780	718

Adjusted EBITDA	$187	$261	$315	$1,738	$1,028

Special items(2)	65	23	20	102	80

Adjusted EBITDA, excluding special items	$252	$284	$335	$1,840	$1,108

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarters ended December 31, 2015 and September 30, 2016, for the month of October 2016 included in the quarter ended December 31, 2016, for the year ended December 31, 2015, and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s combined results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

(2)	Special items include the following (see reconciliation of Adjusted (Loss) Income above for additional information):
•

for the quarter ended December 31, 2015, a write-down of inventory related to the curtailment or permanent closure of various facilities in Suriname and the United States ($59) and costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($6);

•	for the quarter ended September 30, 2016, costs associated with the then-planned separation of Alcoa Corporation from its former parent company;
•

for the quarter ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($19) and an inventory adjustment at a curtailed refinery in the United States ($1);

•

for the year ended December 31, 2015, a write-down of inventory related to the curtailment or permanent closure of various facilities in Suriname, the United States, Brazil, and Australia ($90) and costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($12); and

•

for the year ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($73) and a write-down of inventory related to the permanent closure of a smelter in the United States and adjustments at two previously curtailed facilities ($7).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Net Debt	September 30, 2016(1)	December 31, 2016

Short-term borrowings	$–	$1
Long-term debt due within one year	21	21
Long-term debt, less amount due within one year	1,457	1,424
Total debt	$1,478	$1,446

Less: Cash and cash equivalents	241	853

Net debt	$1,237	$593

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after factoring in available cash that could be used to repay outstanding debt.

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial position of Alcoa Corporation as of September 30, 2016 was prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s financial position had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and December 1, 2016, respectively, for additional information.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer +1 212-518-5450
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe +1 212-518-5455
Monica.Orbe@alcoa.com